BARNES & NOBLE EDUCATION, INC.
120 Mountainview Boulevard
Basking Ridge, New Jersey 07920

February 28, 2019
Michael C. Miller
c/o
Barnes & Noble Education, Inc.
750 Third Avenue, 6th Floor
New York, NY 10017
Dear Michael:

Barnes & Noble Education, Inc. (the “Company”) and Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of the Company, are pleased to offer you the cash retention bonus described in this letter.

Subject to your execution of this letter, the Company will pay you a cash bonus of $200,000, net of applicable tax and other legally-required withholdings (the “Retention Bonus”). The Retention Bonus will be paid to you on March 1, 2019 (subject to your continued employment through that date). For the avoidance of doubt, the Retention Bonus is in addition to (and not in lieu of) any other compensation that may be payable to you.

As a condition to receiving the Retention Bonus, you hereby agree that if your employment is terminated by the Company with “Cause” (as defined in the letter agreement between you and the Company dated as of April 12, 2017) or you resign other than for “Good Reason” (as defined in that letter agreement), in either case prior to March 1, 2020, you will immediately repay the Retention Bonus.

Thank you for your valued service to the Company, and we look forward to your continued critical contributions to our success.

Very truly yours,

BARNES & NOBLE EDUCATION, INC.

By:	/s/ JoAnn Magill
Name:	JoAnn Magill
Date:	2/28/2019
Accepted and Agreed to:

MICHAEL C. MILLER

By:	/s/ Michael C. Miller
Date:	2/28/2019